                                                                       EXHIBIT 4


                                 FIRST AMENDMENT
                               TO CREDIT AGREEMENT



          This FIRST AMENDMENT TO CREDIT AGREEMENT ("First Amendment") is entered into as of March 13, 1995, by and between THE TODD-AO CORPORATION, a Delaware corporation (the "Borrower") and BANK OF AMERICA NATIONAL TRUST AND SAVINGS ASSOCIATION, (the "Bank") and amends that certain Credit Agreement dated as of December 2, 1994 between Borrower and the Bank (the "Agreement").


                                     RECITAL


          The Borrower and the Bank desire to amend the Agreement on the terms and conditions set forth herein.


          NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein, and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the Borrower and the Bank hereby agree as follows:

          1. TERMS. All terms used herein shall have the same meaning as in the Agreement unless otherwise defined herein. All references to the Agreement shall mean the Agreement as hereby amended.


          2. AMENDATORY PROVISIONS TO AGREEMENT. The Borrower and the Bank hereby agree that the Agreement is amended as follows:

          2.1 The definition of "Business Day" in Section 1.2 of the Agreement is amended by inserting the following at the end thereof:

          "and, with respect to Pound Sterling Revolving Loans, a day on which dealings in Pounds Sterling deposits are carried out by the Bank's Grand Cayman branch.

          2.2 The definition of "Interest Period" in Section 1.2 of the Agreement is amended by inserting the following at the end of clause (ii):

          "and (iii) with respect to any Pound Sterling Borrowing, a period from the Borrowing Date with respect to such Borrowing (or the date of the expiration of the then current Interest Period with respect to any Pound Sterling Borrowing) to a date 1, 2, 3 or 6 months thereafter (but only to the extent Pound Sterling deposits of such duration are generally available in the offshore Pound Sterling interbank market)"

          2.3 The definition of "Offshore Rate Business Day" in Section 1.2 of the Agreement is amended by inserting the following at the end thereof:

          "and, with respect to Pound Sterling Revolving Loans, a day on which dealings in Pounds Sterling deposits are carried out by the Bank's Grand Cayman branch.

          2.4 The definition of "Offered Rate" in the definition of "Offshore Rate" in Section 1.2 of the Agreement is amended and restated in its entirety as follows:

               "'Offered Rate' means (a) for Offshore Rate Loans denominated in Dollars, the rate of interest at which Dollar deposits for such Interest Period would be offered by the Bank's Grand Cayman Branch, Grand Cayman, British West Indies, to major banks in the offshore Dollar interbank markets upon request of such banks at approximately 8:00 a.m. San Francisco time two Offshore Business Days prior to the first day of such Interest Period and (b) for Offshore Rate Loans that are Pound Sterling Revolving Loans, the rate of interest at which Pound Sterling deposits for such Interest Period would be offered by the Bank's Grand Cayman Branch, Grand Cayman, British West Indies, to major banks in the offshore Pound Sterling interbank markets upon request of such banks at approximately 8:00 a.m. San Francisco time [two] Offshore Business Days prior to the first day of such Interest Period."

          2.5 The definition of "Revolving Loan Commitment" in Section 1.2 of the Agreement is amended and restated in its entirety as follows:

               "'Revolving Loan Commitment' means the Dollar Revolving Loan Commitment and the Pound Sterling Revolving Loan Commitment."

          2.6 The definition of "Term Loan Commitment" in Section 1.2 of the Agreement is amended and restated in its entirety as follows:

               "'Term Loan Commitment' means the Dollar Term Loan Commitment and the Pound Sterling Term Loan Commitment."

          2.7 The following additional definitions are inserted in proper alphabetical order in Section 1.2 of the Agreement:

               "'Chrysalis' means Chrysalis Television Facilities, Ltd., a United Kingdom company.

               "'Dollar Revolving Loan Commitment' means the Bank's undertaking to make Dollar-denominated Revolving Loans to the Borrower subject to the terms and conditions hereof in an aggregate principal amount not to exceed $10,000,000, as the same may be adjusted pursuant to the provisions of Section 2.4."

               "'Dollar Term Loan Commitment' means the Bank's undertaking to make Dollar-denominated Term Loans to the Borrower subject to the terms and conditions hereof in an aggregate principal amount not to exceed $10,000,000, as the same shall be reduced pursuant to Section 3.4(d)."

               "'Dollar Equivalent' means the equivalent in Dollars of Pounds Sterling calculated at the spot rate, rounded upward to the nearest 1/16 of one percent, for the purchase of Pounds Sterling with U.S. Dollars quoted to the Bank by reference to the Reuters Wrldpage during customary trading hours two Pound Sterling Banking Days prior the relevant date of determination."

               "'Obligations' means all advances, debts, liabilities, obligations, covenants and duties arising under this Agreement or the Pledge Agreement owing by the Borrower to the Bank, whether direct or indirect (including those acquired by assignment), absolute or contingent, due or to become due, now existing or hereafter arising."

               "'Pledge Agreement' means the Pledge Agreement, given by the Borrower in favor of the Bank substantially in the form of EXHIBIT C hereto, either as originally executed or as the same may from time to time be supplemented, modified, amended, renewed, extended or supplanted."

               "'Pound Sterling' and the sign "L" means pounds sterling in lawful currency of the United Kingdom."

               "'Pound Sterling Borrowing' means a Borrowing consisting of Pound Sterling Revolving Loans or Pound Sterling Term Loans."

               "'Pound Sterling Revolving Loans' means Revolving Loans that are denominated in Pounds Sterling."

               "'Pound Sterling Revolving Loan Commitment' means the Bank's undertaking to make Revolving Loans to the Borrower in Pounds Sterling subject to the terms and conditions hereof in an aggregate principal amount not to exceed L5,000,000, as the same may be adjusted pursuant to the provisions of Section 2.4."

               "'Pound Sterling Term Loans' means Term Loans that are denominated in Pounds Sterling."

               "'Pound Sterling Term Loan Commitment' means the Bank's undertaking to make Term Loans to the Borrower in Pounds Sterling subject to the terms and conditions hereof in an aggregate principal amount not to exceed L5,000,000, as the same shall be adjusted pursuant to Section 3.4(d)."

          2.8 Section 2.1 of the Agreement is amended and restated in its entirety as follows:

               "2.1 AMOUNTS. Subject to the terms and conditions hereof, the Bank agrees to make revolving credit loans in Dollars or in Pounds Sterling (each a "Revolving Loan" and, collectively, the "Revolving Loans") to the Borrower pursuant to this Section 2 on a revolving basis from time to time from the date hereof to the Termination Date, during which period the Borrower may borrow, prepay and reborrow in accordance with the provisions hereof; PROVIDED that the aggregate unpaid principal amount of all Dollar-denominated Revolving Loans of the Bank at any one time outstanding hereunder shall not exceed the Dollar Revolving Loan Commitment, and the aggregate unpaid principal amount of all Pound Sterling Revolving Loans of the Bank at any one time outstanding hereunder shall not exceed the Pound Sterling Revolving Commitment. Pound Sterling Revolving Loans denominated in Dollars may be maintained, at the election of the Borrower made from time to time as permitted herein as Reference Rate Loans, CD Rate Loans or Offshore Rate Loans or any combination thereof. Revolving Loans may be requested only as Offshore Rate Loans."

          2.9 The last sentence of Section 2.2(a) of the Agreement is amended and restated in its entirety as follows:

               "Each Reference Rate Borrowing shall be in an aggregate principal amount at least equal to $250,000, each CD Rate Borrowing shall be in an aggregate principal amount of at least $1,000,000 and each Offshore Rate Borrowing shall be in an aggregate principal amount of at least $1,000,000 or L500,000, as applicable; PROVIDED, HOWEVER, if the unused portion of the Dollar Revolving Loan Commitment is less than $1,000,000 as of any proposed Borrowing Date, the Borrower may request only Reference Rate Borrowings, if the unused portion of the applicable Revolving Loan Commitment is less than $250,000 as of any proposed Borrowing Date, the Borrower may request Reference Rate Borrowings in a principal amount equal to such unused portion, and if the unused portion of the Pound Sterling Revolving Loan Commitment is less than L500,000 as of any proposed Borrowing Date, the Borrower may not request Pound Sterling Revolving Loans."

          2.10 Clause (i) in the first sentence of Section 2.2(b) of the Agreement is amended by inserting the following at the end thereof:

          "denominated in Dollars and 10:00 a.m. (San Francisco time) not less than four Offshore Rate Business Days prior to the proposed Borrowing Date if the Borrowing is to be a Pound Sterling Borrowing,"

          2.11 The proviso to Section 2.4 of the Agreement is amended by inserting "or L500,000, as applicable," after "$1,000,000."

          2.12 Section 2.5(b)(ii) and (iv) of the Agreement is amended by inserting "or L500,000, as applicable," after "$1,000,000" wherever it appears.

          2.13 Section 3.1 of the Agreement is amended and restated in its entirety as follows:

               "3.1 AMOUNTS.   Subject to the terms and conditions hereof, on
          the Termination Date the Bank agrees to make advances in Dollars or in Pounds Sterling to the Borrower pursuant to this Section 3 (each a "Term Loan" and collectively, the "Term Loans"), for the purpose of repaying all or a part of the Borrower's indebtedness to the Bank created pursuant to Section 2; PROVIDED that the aggregate unpaid principal amount of all Dollar-denominated Term

          Loans of the Bank at any one time outstanding hereunder shall not exceed the Dollar Term Loan Commitment, and the aggregate unpaid principal amount of all Pound Sterling Term Loans of the Bank at any one time outstanding hereunder shall not exceed the Pound Sterling Term Commitment. Once repaid, the Term Loan may not be reborrowed; PROVIDED that at the maturity of each Interest Period for a Term Loan, such Term Loan may be refunded or converted in accordance with the provisions of Section 4.3 subject to the foregoing proviso. The Term Loans denominated in Dollars may be maintained, at the election of the Borrower made from time to time as permitted herein as Reference Rate Loans, CD Rate Loans or Offshore Rate Loans or any combination thereof. Pound Sterling Term Loans may be requested only as Offshore Rate Loans."

          2.14 The last sentence of Section 3.2(a) of the Agreement is amended and restated in its entirety as follows:

          "Each Reference Rate Borrowing shall be in an aggregate principal amount at least equal to $250,000, each CD Rate Borrowing shall be in an aggregate principal amount of at least $1,000,000; and each Offshore Rate Borrowing shall be in an aggregate principal amount of at least $1,000,000 or L500,000, as applicable; PROVIDED, that Borrowings of Term Loans denominated in Dollars may be made of Reference Rate Borrowings in amounts less than such minimums so that
          (y) the outstanding principal amount of all Term Loans denominated in Dollars after any Amortization Date shall not exceed the Dollar Term Loan Commitment as so reduced; and (z) a portion of the aggregate principal amount of all Term Loans denominated in Dollars equal to the principal amount due on the next Amortization Date will either be a Reference Rate Borrowing or have an Interest Period ending on such date. Pound Sterling Term Loans shall be repaid, as an additional mandatory prepayment, prior to any Amortization Date to the extent that the outstanding principal amount of any Pound Sterling Term Loan after any Amortization Date would be less than L500,000."

          2.15 Section 3.4(b) of the Agreement is amended by inserting the following after "an Offshore Rate Borrowing:"

          "denominated in Dollars and 10:00 a.m. (San Francisco time) not less than four Offshore Rate Business Days prior to the proposed Borrowing Date if the Borrowing is to be a Pound Sterling Borrowing,"

          2.16 Section 3.4(b) of the Agreement is further amended by inserting "or L500,000, as applicable," after "$1,000,000."

          2.17 Section 3.4(d) of the Agreement is amended and restated in its entirety as follows:

               "(d) On the last Offshore Rate Business Day of February, 1998, and on the last Offshore Rate Business Day of each May, August, November, and February thereafter (each such day, an "Amortization Date"), the Dollar Term Loan Commitment and the Pounds Sterling Term Loan Commitment shall each automatically reduce by an amount equal to 1/12 of the aggregate principal amount of the Term Loans denominated in Dollars and Pound Sterling Term Loans, respectively, made on the Termination Date, and the Borrower shall on each such Amortization Date pay to the Bank the amount by which the principal amount of Term Loans denominated in Dollars and Pound Sterling Term Loans outstanding exceed the Dollar Term Loan Commitment and the Pounds Sterling Term Loan Commitment, respectively, as so reduced.

          2.18 Sections 4.3(a) and (b) of the Agreement are amended by inserting "or L500,000, as applicable," after "$1,000,000" wherever it appears.

          2.19 Section 4.3(b) the Agreement is amended by inserting the following sentence after the first sentence therein:

          "Conversions into or continuations of Offshore Rate Loans that are Pound Sterling Revolving Loans shall not be permitted if the Bank determines that Pound Sterling deposits in amounts as may be necessary are not generally available in the offshore Pound Sterling interbank markets."

          2.20 Section 4.4 the Agreement is amended by inserting the following sentence after the first sentence therein:

          "Interest on Pound Sterling Revolving Loans shall be payable in Pounds Sterling."

          2.21  Section 4.7 the Agreement is amended by:

          (a) inserting "or offshore Pound Sterling interbank markets" after "offshore Dollar interbank markets;" and

          (b)  inserting the following after clause (4) thereof:

          "or (5) Pound Sterling deposits in the relevant amounts and for the relevant Interest Period of a Pound Sterling Revolving Loan which is an Offshore Rate Loan are not available to the Bank in the offshore Pound Sterling inter-bank markets,"

          2.22 Section 4.11 the Agreement is amended by inserting "or offshore Pound Sterling deposits after "offshore Dollar deposits."

          2.23 Section 4.13(a) the Agreement is amended by inserting the following sentence after the second sentence therein:

          "The commitment fee for Pound Sterling Revolving Loan Commitment shall be payable in Dollars in an amount equal to the Dollar Equivalent of the average daily unused amount of the Pound Sterling Revolving Loan Commitment."

          2.24 A new Section 4.15 is added to the Agreement after Section 4.14 as follows:

               "4.15     COLLATERAL.  All obligations shall be secured by the
          Pledged Collateral, as defined in the Pledge Agreement."

          2.25 Section 8.2(b) the Agreement is amended by deleting "$15,000,000" and inserting "$12,491,000" in lieu thereof.

          2.26 Section 8.6 the Agreement is amended by deleting "and" at the end of clause (iii) in the proviso to such section, and inserting the following at the end of such proviso:

          "and (iv) the Borrower shall not cause, permit or suffer any restrictions on dividends, distributions or other upstreaming of money to the Borrower by any Subsidiary now owned or hereafter acquired by the Borrower."

          2.27 A new Exhibit C is added to the Agreement in the form of Exhibit C hereto.

          3. REPRESENTATIONS AND WARRANTIES. The Borrower hereby represents and warrants to the Bank that:

          3.1 AUTHORITY. The Borrower has all the necessary power and has taken all corporate action necessary to make this First Amendment, the Agreement, and all other agreements and

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instruments executed in connection herewith and therewith, the legal, valid and enforceable obligations they purport to be.

          3.2 NO LEGAL OBSTACLE TO AGREEMENT. Neither the execution of this First Amendment, the making by the Borrower of any borrowings under the Agreement, nor the performance of the Agreement has constituted or resulted in or will constitute or result in a breach of the provisions of any contract to which the Borrower is a party, or the violation of any law, judgment, decree or governmental order, rule or regulation applicable to Borrower, or result in the creation under any agreement or instrument of any security interest, lien, charge, or encumbrance upon any of the assets of the Borrower other than pursuant to the Pledge Agreement. No approval or authorization of any governmental authority is required to permit the execution, delivery or performance by the Borrower of this First Amendment, the Agreement, or the transactions contemplated hereby or thereby, or the making of any Borrowings by the Borrower under the Agreement.

          3.3 INCORPORATION OF CERTAIN REPRESENTATIONS. The representations and warranties set forth in Section 4 of the Agreement are true and correct in all respects on and as of the date hereof as though made on and as of the date hereof.

          3.4 DEFAULT. No Event of Default under the Agreement has occurred and is continuing.

          4. CONDITIONS, EFFECTIVENESS. The effectiveness of this First Amendment shall be subject to the compliance by the Borrower with its agreements herein contained, and to the delivery of the following to the Bank in form and substance satisfactory to the Bank:

          4.1 UPFRONT FEE. An upfront fee of $82,000. Such fee shall be deemed earned by the Bank upon execution and delivery of this First Amendment, and shall be nonreturnable whether or not this First Amendment remains effective as contemplated by Section 5.2.

          4.2 OTHER EVIDENCE. Such other evidence with respect to the Borrower or any other person as the Bank or any Bank may reasonably request to establish the consummation of the transactions contemplated hereby, the taking of all corporate action in connection with this First Amendment and the Agreement and the compliance with the conditions set forth herein.

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          5.   MISCELLANEOUS.

          5.1 ADDITIONAL CLOSING MATTERS. (a) Concurrently with the closing of Borrower's acquisition of Chrysalis, the Borrower shall deliver the following in form and substance satisfactory to Bank:

               (i) The Pledge Agreement duly executed and delivered by the Borrower;

               (ii) Certificates and instruments representing capital stock having 66% of the voting power of the Borrower's Subsidiary referred to in the Pledge Agreement, together with signed, undated stock transfer powers executed in blank; and

               (iii) the Chrysalis Note and all documents relating to collateral therefor;

PROVIDED, HOWEVER, for purposes of closing this First Amendment, Borrower may deliver to Bank facsimile copies of the foregoing with hardcopies to follow promptly.

          (b) Not later than 10 days after the day hereof, the Borrower shall deliver, in form and substance satisfactory to Bank:

               (i) CORPORATE PROCEEDINGS. Documents representing corporate action taken by the Borrower, which documents may be in the form of consents or other form satisfactory to the Bank, authorizing the execution, delivery and performance of this First Amendment, certified by the secretary or an assistant secretary of the Borrower as of the date hereof.

               (ii) INCUMBENCY CERTIFICATE. A certificate of the secretary or an assistant secretary of the Borrower, dated the date hereof, as to the incumbency and signature of the officers of the Borrower executing on behalf of the Borrower this First Amendment.

          5.2 CONDITION SUBSEQUENT TO EFFECTIVENESS. If Borrower's acquisition of Chrysalis is not completed by March 31, 1995, this First Amendment shall become null and void except for this paragraph from and after such date, and any Loans advanced in contemplation of the First Amendment remaining effective shall be immediately returned to the Bank with interest, and the failure to do so shall be an immediate Event of Default under the Agreement.

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          5.3  EFFECTIVENESS OF THE AGREEMENT.  Except as provided in this
Amendment, and subject to Section 5.2, all of the terms and conditions of the Agreement shall remain in full force and effect.

          5.4 WAIVER. Section 7.9 of the Agreement is waived to the extent that the Borrower shall be required only to pledge capital stock of the Significant Subsidiary referred to in the Pledge Agreement having 66% of the voting power thereof. This First Amendment is specific in time and in intent and does not constitute, nor should it be construed as, a waiver of any right, power or privilege under the Agreement, or any agreement, contract, indenture, document or instrument mentioned in the Agreement; nor does it preclude other or further exercise of any right, power, privilege or default hereunder, under the Agreement or under any agreement, contract, indenture, document or instrument mentioned in the Agreement. The Bank expressly reserves its right to exercise any remedy available to it under the Agreement, or any agreement, contract, indenture, document or instrument mentioned in the Agreement.

          5.5 COUNTERPARTS. This First Amendment may be executed in any number of counterparts and all of such counterparts taken together shall be deemed to constitute one and the same instrument. This First Amendment shall not become effective until the Borrower and the Bank shall have signed a copy hereof, whether the same or counterparts, and the same shall have been delivered to the Bank.

          5.6 LEGAL FEES. Borrower shall pay all inhouse legal counsel fees and expenses of the Bank incurred in connection with the preparation and negotiation of this First Amendment when invoiced therefor.

          5.7 JURISDICTION. This First Amendment, and any instrument or agreement required hereunder, shall be governed by and construed under the laws of the State of California.


          IN WITNESS WHEREOF, the parties hereto have executed this First Amendment as of the day and year first above written.


                         THE TODD-AO CORPORATION,
                         a Delaware corporation


                         By: /s/ COBURN T. HASKELL
                             -----------------------------
                         Title: Vice President--Controller


                         BANK OF AMERICA NATIONAL TRUST
                         AND SAVINGS ASSOCIATION


                         By:/s/ FRED L. THORNE
                            -----------------------
                                Fred L. Thorne
                                Vice President

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                                                                       EXHIBIT C

                                PLEDGE AGREEMENT



          This PLEDGE AGREEMENT ("Agreement"), dated as of March 13, 1995, is made by TODD-AO CORPORATION, a Delaware corporation (the "Borrower") in favor of BANK OF AMERICA NATIONAL TRUST AND SAVINGS ASSOCIATION (the "Bank").

                                     RECITAL

          The Borrower is acquiring Chrysalis Television Facilities, Ltd., a United Kingdom company, (the "Subsidiary"), and pursuant to that certain Credit Agreement dated as of December 2, 1994, as amended or waived from time to time (the "Credit Agreement") between the Borrower and the Bank of America National Trust and Savings Association ("BofA"), Borrower is required to pledge the Pledged Collateral to the Bank, all under the terms and conditions set forth in this Agreement.

                                    AGREEMENT

          NOW, THEREFORE, in order to induce BofA to extend credit facilities to the Borrower under the Credit Agreement, and for other good and valuable consideration, the receipt and adequacy of which hereby is acknowledged, Borrower hereby represents, warrants, covenants, agrees, and pledges as follows:

          1. DEFINITIONS. Terms defined in the Credit Agreement and not otherwise defined in this Agreement shall have the meanings given those terms in the Credit Agreement as though set forth herein in full. The following terms shall have the meanings respectively set forth after each:

          "CERTIFICATES" means all certificates, instruments or other documents now or hereafter representing or evidencing any Pledged Securities.

          "CHRYSALIS NOTE" means each promissory note in favor of the Borrower from the Subsidiary evidencing intercompany obligations owing from the
Subsidiary to the Borrower    .

          "PLEDGED COLLATERAL" means (i) any and all property of Borrower now or hereafter pledged and delivered to the Bank for and on behalf of the Bank, (ii) each Chrysalis Note together with any documentary evidence of any collateral therefor and (iii) the Pledged Securities and the Certificates representing or evidencing same, and any and all proceeds and products of any of the foregoing, and any and all collections, dividends, distributions, redemption payments or liquidation payments with respect to any of the foregoing, EXCEPT dividends or distributions actually paid to the Borrower as permitted under the terms of the Credit Agreement.

          "PLEDGED SECURITIES" means shares of the capital stock of the Subsidiary, which shares have 66% of the voting power of all capital stock of the Subsidiary, (1) any and all securities now or hereafter issued in substitution, exchange or replacement therefor, or with respect thereto, (2) any and all warrants, options or other rights to subscribe to or acquire any additional capital stock of the Borrower (to the extent such additional capital stock, together with that already pledged hereunder, would equal 66% of the voting power of all such capital stock), and (3) any and all additional capital stock of Subsidiary (to the extent such additional capital stock, together with that already pledged hereunder, would equal 66% of the voting power of all such capital stock).

          2. REPRESENTATIONS AND WARRANTIES. The Borrower represents, warrants and agrees that: (i) it has good title to the Pledged Collateral, free from any liens, leases, encumbrances, defenses or other claims or restrictions whatsoever; (ii) the security interest in the Pledged Collateral created hereby constitutes a first, prior, and indefeasible security interest with respect to such shares, and the possession by the Bank of the Certificates representing the Pledged Securities will perfect the Bank's interest therein; (iii) it has the right to transfer the Pledged Collateral pursuant to this Agreement without restriction, and such shares have been duly and validly pledged to the Bank in accordance with law; (iv) the Pledged Securities represent 66% of the voting power of all capital stock of the Subsidiary, and (v) it shall provide such additional endorsements, forms and writings and execute all documents and take such other action as the Bank deems necessary to create and perfect a security interest in the Pledged Collateral or as the Bank may at any time reasonably request in connection with the administration or enforcement of this Agreement or the administration of the Pledged Collateral.

          3.   CREATION OF SECURITY INTEREST.

               (a) PLEDGE OF PLEDGED COLLATERAL. The Borrower hereby pledges to the Bank and grants to Bank for the benefit of the Secured Parties a security interest in and to all Pledged Collateral, together with all products, proceeds, dividends, redemption payments, liquidation payments, cash, instruments and other property, and any and all rights, titles, interests, privileges, benefits and preferences appertaining or incidental to the Pledged Collateral. The security interest and pledge created by this Section 3(a) shall continue in effect so long as any Obligation is owed to the Bank.

               (b) DELIVERY OF CERTAIN PLEDGED COLLATERAL. The Borrower shall pledge and deliver the Pledged Collateral to the Bank. After the date hereof, additional Pledged Collateral may from time to time be delivered to the Bank by agreement between the Bank and the Borrower. All Pledged Collateral at any time delivered to the Bank shall be in suitable form for transfer by delivery, or shall be accompanied by duly executed instruments of transfer or assignment undated in blank, all in form and substance satisfactory to the Bank. The Bank shall hold all Pledged Collateral pledged hereunder on behalf of the Bank pursuant to this Agreement.

          3. SECURITY FOR OBLIGATIONS. This Agreement and the pledge and security interests granted herein secure the prompt payment, in full in cash, and full performance of, all Obligations, whether for principal, interest, fees, expenses or otherwise, including, without limitation, all Obligations of the Borrower now or hereafter existing under this Agreement, and all interest that accrues on all or any part of any of the Obligations after the filing of any petition or pleading against the Borrower, the Borrower or any other Person for a proceeding under any bankruptcy or debtor relief law.

          4. FURTHER ASSURANCES. The Borrower agrees that at any time, and from time to time, at its own expense the Borrower will promptly execute, deliver and file or record all further financing statements, instruments and documents, and will take all further actions, including, without limitation, causing the Borrower to so execute, deliver, file or take other actions, that may be necessary or desirable, or that the Bank reasonably may request, in order to perfect and protect any pledge or security interest granted hereby or to enable the Bank to exercise and enforce the Bank's rights and remedies hereunder with respect to any Pledged Collateral and to preserve, protect and maintain the Pledged Collateral and the value thereof, including, without limitation, payment of all taxes, assessments and other charges imposed on or relating to the Pledged Collateral. The Borrower hereby consents and agrees that the issuers of, or obligors on, the Pledged Collateral, or any registrar or transfer agent or trustee for any of the Pledged Collateral, shall be entitled to accept the provisions of this Agreement as conclusive evidence of the right of the Bank to effect any transfer or exercise any right hereunder, notwithstanding any other notice or direction to the contrary heretofore or hereafter given by the Borrower or any other Person to such issuers or such obligors or to any such registrar or transfer agent or trustee.

          5. VOTING RIGHTS; DIVIDENDS; ETC. So long as no Event of Default under the Credit Agreement occurs and remains continuing:

               (a) VOTING RIGHTS. The Borrower shall be entitled to exercise any and all voting and other consensual rights pertaining to the Pledged Securities, or any part thereof, for any purpose not inconsistent with the terms of this Agreement and the Credit Agreement; PROVIDED, HOWEVER, that the Borrower shall exercise, or shall refrain from exercising, any such right if it would result in a Default or an Event of Default.

               (b) DIVIDEND AND DISTRIBUTION RIGHTS. The Borrower shall be entitled to receive and to retain and use only those dividends or distributions paid to the Borrower as permitted under the terms of the Credit Agreement; PROVIDED, HOWEVER, that any and all such dividends or distributions received in the form of capital stock shall be, and the Certificates representing such capital stock forthwith shall be, to the extent required to make the representation in Section 2(b)(iv) true and correct after giving effect to such dividend, delivered to the Bank to hold as, Pledged Collateral and shall, if received by the Borrower, be received in trust for the benefit of the Bank, be segregated from the other property of the Borrower, and forthwith be delivered to the Bank as Pledged Collateral in the same form as so received (with any necessary endorsements).

          6. RIGHTS DURING EVENT OF DEFAULT. When an Event of Default has occurred and is continuing:

               (a) VOTING, DIVIDEND, AND DISTRIBUTION RIGHTS. At the option of the Bank, all rights of the Borrower to exercise the voting and other consensual rights which it would otherwise be entitled to exercise pursuant to Section 5(a) above, and to receive the dividends and distributions which it would otherwise be authorized to receive and retain pursuant to Section 5(b) above, shall cease, and all such rights shall thereupon become vested in the Bank who shall thereupon have the sole right to exercise such voting and other consensual rights and to receive and to hold as Pledged Collateral such dividends and distributions. The Bank shall give notice thereof to the Borrower; PROVIDED, HOWEVER, that (i) neither the giving of such notice nor the receipt thereof by the Borrower shall be a condition to exercise of any rights of the Bank hereunder, and (ii) the Bank shall incur no liability for failing to give such notice.

               (b) DIVIDENDS AND DISTRIBUTIONS HELD IN TRUST. All dividends and other distributions which are received by the Borrower contrary to the provisions of the Credit Agreement or this Agreement shall be received in trust for the benefit of the Bank, shall be segregated from other funds of the Borrower, and forthwith shall be paid over to the Bank as Pledged Collateral in the same form as so received (with any necessary endorsements).

               (c) IRREVOCABLE PROXY. The Borrower hereby revokes all previous proxies with regard to the Pledged Securities and appoints the Bank as its proxyholder to attend and vote at any and all meetings of the shareholders of the Subsidiary, and any adjournments thereof, held on or after the date of the giving of this proxy and prior to the termination of this proxy and to execute any and all written consents of shareholders of the Subsidiary on or after the date of the giving of this proxy and prior to the termination of this proxy, with the same effect as if the Borrower had personally attended the meetings or had personally voted its shares or had personally signed the written consents; PROVIDED, HOWEVER, that the proxyholder shall have rights hereunder only upon the occurrence and during the continuance of an Event of Default under the Credit Agreement, and that the Bank shall have instructed the proxyholder to exercise voting rights with respect to the Pledged Securities or any of them. The Borrower hereby authorizes the Bank to substitute another person as the proxyholder and, upon the occurrence or during the continuance of any Event of Default, hereby authorizes and directs the proxyholder to file this proxy and the substitution instrument with the secretary of the appropriate corporation. This proxy is coupled with an interest and is irrevocable until such time as all Obligations have been paid and performed in full.

          7. TRANSFERS AND OTHER LIENS. The Borrower agrees that, except as specifically permitted under the Credit Agreement, it will not (i) sell, assign, exchange, transfer or otherwise dispose of, or contract to sell, assign, exchange, transfer or otherwise dispose of, or grant any option with respect to, any of the Pledged Collateral, (ii) create or permit to exist any lien upon or with respect to any of the Pledged Collateral, except for liens in favor of the Bank, or (iii) take any action with respect to the Pledged Collateral which is inconsistent with the provisions or purposes of this Agreement or the Credit Agreement.

          8. BANK APPOINTED ATTORNEY-IN-FACT. The Borrower hereby irrevocably appoints the Bank as the Borrower's attorney-in-fact, with full authority in the place and stead of the Borrower, and in the name of the Borrower, or otherwise, from time to time, in the Bank's sole and absolute discretion to do any of the following acts or things: (a) to do all acts and things and to execute all documents necessary or advisable to perfect and continue perfected the security interests created by this Agreement and to preserve, maintain and protect the Pledged

Collateral; (b) to do any and every act which the Borrower is obligated to do under this Agreement; (c) to prepare, sign, file and record, in the Borrower's name, any financing statement covering the Pledged Collateral; and (d) to endorse and transfer the Pledged Collateral upon foreclosure by the Bank; PROVIDED, HOWEVER, that the Bank shall be under no obligation whatsoever to take any of the foregoing actions, and the Bank shall have no liability or responsibility for any act (other than the Bank's own gross negligence or will-ful misconduct) or omission taken with respect thereto. The Borrower hereby agrees to repay immediately upon demand all reasonable costs and expenses incurred or expended by the Bank in exercising any right or taking any action under this Agreement, together with interest as provided for in the Credit Agreement.

          9. BANK MAY PERFORM OBLIGATIONS. If the Borrower fails to perform any Obligation contained herein, the Bank may, but without any obligation to do so and without notice to or demand upon the Borrower, perform the same and take such other action as the Bank may deem necessary or desirable to protect the Pledged Collateral or the Bank's security interests therein, the Bank being hereby authorized (without limiting the general nature of the authority hereinabove conferred) to pay, purchase, contest and compromise any lien which in the reasonable judgment of the Bank appears to be prior or superior to the Bank's security interests, and in exercising any such powers and authority to pay necessary expense, employ counsel and pay reasonable attorneys' fees (including incurring the allocated cost of Bank's inhouse counsel). The Borrower hereby agrees to repay immediately upon demand all sum so expended by the Bank, together with interest from the date of expenditure at the rates pro-vided for in the Credit Agreement. The Bank shall be under no duty or obligation to (1) preserve, maintain or protect the Pledged Collateral or any of the Borrower's rights or interest therein, (2) exercise any voting rights with respect to the Pledged Collateral, whether or not an Event of Default has occurred or is continuing, or (3) make or give any notices of default, presentments, demands for performance, notices of nonperformance or dishonor, protests, notices of protest or notice of any other nature whatsoever in connection with the Pledged Collateral on behalf of the Borrower or any other Person having any interest therein; and the Bank does not assume and shall not be obligated to perform the obligations of the Borrower, if any, with respect to the Pledged Collateral.

          10. REASONABLE CARE. The Bank shall in all events (and without restriction on the limitations on liability of the Bank contained herein) be deemed to have exercised reasonable care in the custody and preservation of the Pledged Collateral in its possession if the Pledged Collateral is accorded treatment substantially similar to that which the Bank accords its own property, it being understood that the Bank shall not have any responsibility for (1) ascertaining or taking action with respect to calls, conversions, exchanges, maturities, tenders or other matters relative to any Pledged Collateral, whether or not the Bank has or is deemed to have knowledge of such matters, or (2) taking any necessary steps to preserve rights against any Person with respect to any Pledged Collateral.

          11.  EVENTS OF DEFAULT AND REMEDIES.

               (a) RIGHTS UPON EVENT OF DEFAULT. Upon the occurrence and during the continuance of an Event of Default under the Credit Agreement, the Borrower shall be in default hereunder and the Bank shall have in any jurisdiction where enforcement is sought, in addition to all other rights and remedies that the Bank may have under this Agreement and under applicable law or in equity, all rights and remedies of a secured party under the Uniform Commercial Code as enacted in any such jurisdiction, and in addition the follow-ing rights and remedies, all of which may be exercised with or without further notice to the Borrower:

                    (i) to notify the Subsidiary that the Pledge Securities have been pledged to the Bank and that all dividends and other payments thereon are to be made directly and exclusively to the Bank; to renew, extend, modify, amend, accelerate, accept partial payments on, make allowances and adjustments and issue credits with respect to, release, settle, compromise, compound, collect or otherwise liquidate, on terms acceptable to the Bank, in whole or in part, the Pledged Collateral and any amounts owing thereon or any guaranty or security therefor; to enter into any other agreement relating to or affecting the Pledged Collateral; and to give all consents, waivers and ratification with respect to the Pledged Collateral and exercise all other rights (including voting rights), powers and remedies and otherwise act with respect thereto as if the Bank were the owner thereof;

                    (ii) to enforce payment and prosecute any action or proceeding with respect to any and all of the Pledged Collateral and take or bring, in the Bank's name or in the name of the Borrower, all steps, actions, suits or proceedings deemed by the Bank necessary or desirable to effect collection of or to realize upon the Pledged Collateral;

                    (iii) in accordance with applicable law, to take possession of and operate or control the Pledged Collateral with or without judi-cial process;

                    (iv) to endorse, in the name of the Borrower, all checks, notes, drafts, money orders, instruments and other evidences of payment relating to the Pledged Collateral;

                    (v) to transfer any or all of the Pledged Collateral into the name of the Bank or its nominee or nominees; and

                    (vi) in accordance with applicable law, to foreclose the liens and security interests created under this Agreement or under any other agreement relating to the Pledged Collateral by any available judicial procedure or without judicial process, and to sell, assign or otherwise dispose of the Pledged Collateral or any part thereof, either at public or private sale or at any broker's board or securities exchange, in lots or in bulk, for cash, on credit or on future delivery, or otherwise, with or without representations or war-ranties, and upon such terms as shall be acceptable to the Bank;

all at the sole option of and in the sole discretion of the Bank.

               (b) APPOINTMENT OF A RECEIVER. Upon the occurrence and during the continuance of an Event of Default, the Bank also shall have the right, without notice or demand, either in person, by agent or by a receiver to be appointed by a court (and the Borrower hereby expressly consents upon the occur-rence and during the continuance of an Event of Default to the appointment of such a receiver), and without regard to the adequacy of any security for the Obligations, to take possession of the Pledged Collateral or any part thereof and to exercise the proxy granted to the Bank under Section 6(c). Taking possession of the Pledged Collateral shall not cure or waive any Event of Default or notice thereof or invalidate any act done pursuant to such notice. The rights, remedies and powers of any receiver appointed by a court shall be as ordered by said court.

               (c) NOTICE OF SALE. The Bank shall give the Borrower at least five (5) days' written notice of sale of all or any part of the Pledged Collateral. Any sale of the Pledged Collateral shall be held at such time or times and at such place or places as the Bank may determine in the exercise of its sole and absolute discretion. The Bank may bid (which bid may be, in whole or in part, in the form of cancellation of Obligations) for and purchase for the account of the Bank or any nominee of the Bank the whole or any part of the Pledged Collateral. The Bank shall not be obligated to make any sale of the Pledged Collateral if they shall determine not to do so regardless of the fact that notice of sale of the Pledged Collateral may have been given.

The Bank may, without notice or publication, adjourn the sale from time to time by announcement at the time and place fixed for sale, and such sale may, without further notice, be made at the time and place to which the same was so adjourned.

               (d) PRIVATE SALES. Whether or not any of the Pledged Collateral has been effectively registered under the Securities Act of 1933 or other applicable laws, the Bank may, in its sole and absolute discretion, sell all or any part of the Pledged Collateral at private sale in such manner and under such circumstances as the Bank may deem necessary or advisable. Without limiting the foregoing, the Bank may (i) approach and negotiate with a limited number of potential purchasers, and (ii) restrict the prospective bidders or purchasers to persons who will represent and agree that they are purchasing the Pledged Collateral for their own account for investment and not with a view to the distribution or resale thereof. In the event that any of the Pledged Collateral is sold at private sale, the Borrower agrees that if the Pledged Collateral is sold for a price which the Bank in good faith believe to be reasonable, then
(A) the sale shall be deemed to be commercially reasonable in all respects,
(B) the Borrower shall not be entitled to a credit against the Obligations in an amount in excess of the purchase price, and (C) the Bank shall not incur any liability or responsibility to the Borrower in connection therewith, notwith-standing the possibility that a substantially higher price might have been realized at a public sale. The Borrower recognizes that a ready market may not exist for Pledged Collateral which is not regularly traded on a recognized securities exchange, and that a sale by the Bank of any such Pledged Collateral for an amount substantially less than a pro rata share of the fair market value of the issuer's assets minus liabilities may be commercially reasonable in view of the difficulties that may be encountered in attempting to sell a large amount of Pledged Collateral or Pledged Collateral that is privately traded.

               (e) TITLE OF PURCHASERS. Upon consummation of any sale of Pledged Collateral pursuant to this Section 11, the Bank shall have the right to assign, transfer and deliver to the purchaser or purchasers thereof the Pledged Collateral so sold. Each such purchaser at any such sale shall hold the Pledged Collateral sold absolutely free from any claim or right on the part of the Borrower, and the Borrower hereby waives (to the extent permitted by applicable law) all rights of redemption, stay and appraisal which it now has or may at any time in the future have under any rule of law or statute now existing or hereafter enacted. If the sale of all or any part of the Pledged Collateral is made on credit or for future delivery, the Bank shall not be required to apply any portion of the sale price to the Obligations until such amount actually is received by the Bank, and any Pledged Collateral so sold may be retained by the

Bank until the sale price is paid in full by the purchaser or purchasers thereof. The Bank shall not incur any liability in case any such purchaser or purchasers shall fail to pay for the Pledged Collateral so sold, and, in case of any such failure, the Pledged Collateral may be sold again upon like notice.

               (f) DISPOSITION OF PROCEEDS OF SALE. The net cash proceeds resulting from the collection, liquidation, sale or other disposition of the Pledged Collateral shall be applied, FIRST, to the reasonable costs and expenses (including reasonable attorneys' fees and the allocated cost of inhouse counsel) of retaking, holding, storing, processing and preparing for sale, selling, collecting and liquidating the Pledged Collateral, and the like; SECOND, to the satisfaction of all Obligations in any order that the Bank may select in its sole discretion; and, THIRD, to all other indebtedness secured hereby in such order and manner as the Bank in its sole and absolute discretion may determine.

          12. OTHER AGREEMENTS. Nothing herein shall in any way modify or limit the effect of terms or conditions set forth in any other security or other agreement in connection with the Obligations, whether or not executed by the Borrower, but each and every term and condition hereof shall be in addition thereto.

          13. COVENANT NOT TO ISSUE UNCERTIFICATED SECURITIES. The Borrower represents and warrants to the Bank that all of the capital stock of the Subsidiary is in certificated form (as contemplated by Division 8 of the California Commercial Code), and covenants to the Bank that it will not cause or permit the Subsidiary to issue any capital stock in uncertificated form or seek to convert all or any part of its existing capital stock into uncertificated form (as contemplated by Division 8 of the California Commercial Code).

          14. COVENANT NOT TO MAKE ADVANCES NOT EVIDENCED BY A CHRYSALIS NOTE. The Borrower represents, warrants and covenants to the Bank that it will not make any advances, investments, loans or other transfers of money to Chrysalis which are not evidenced by a Chrysalis Note, and the Borrower covenants that it will first deliver any such Chrysalis Note to the Bank as Pledged Collateral hereunder.

          15. COVENANT NOT TO DILUTE INTERESTS OF THE BANK IN PLEDGED SECURITIES. The Borrower represents, warrants and covenants to the Bank that it will not at any time cause or permit the Borrower (or any corporation whose securities constitute Pledged Collateral) to issue any additional capital stock, or any warrants, options or other rights to acquire any additional capital stock.

          16. FAILURE OR DELAY NOT A WAIVER. No delay or omission by the Bank to exercise any right under this Agreement shall impair any such right, nor shall it be construed to be a waiver thereof. No waiver of any single breach or default under this Agreement shall be deemed a waiver of any other breach or default.

          17. NOTICES. Any communications between the parties hereto or notices or requests provided herein to be given may be given by mailing the same, postage prepaid, or by telex or telecopier, to each party at its address set forth on the signature pages to the Credit Agreement, or to such other addresses as each party may in writing hereafter indicate. Any notice, request or demand to or upon the Bank shall not be effective until received.

          18. SUCCESSORS AND ASSIGNS. This Agreement shall bind and inure to the benefit of the parties hereto and their respective successors and assigns; PROVIDED, however, that the Borrower shall not assign this Agreement or any of the rights of the Borrower hereunder without the prior written consent of the Bank.

          19. ENTIRE AGREEMENT. This Agreement and any agreement, document or instrument attached hereto or referred to herein integrate all the terms and conditions mentioned herein or incidental hereto, and supersede all oral negotiations and prior writings in respect to the subject matter hereof. In the event of any conflict or inconsistency between the terms, conditions and provisions of this Agreement and any such agreement, document or instrument required hereunder, the terms, conditions and provisions of this Agreement shall prevail.

          20. GOVERNING LAW. This Agreement, and any instrument or agreement required hereunder, shall be governed by and construed under the laws of the State of California.

          21. SEVERABILITY OF PROVISIONS. The illegality or enforceability of any provision of this Agreement or any instrument or agreement required hereunder shall not in any way affect or impair the legality or enforceability of the remaining provisions of this Agreement or any instrument or agreement required hereunder.

          22. COUNTERPARTS. This Agreement and any amendments, waivers, consents or supplements may be executed in as many counterparts as may be deemed necessary or convenient, and by the different parties hereto on separate counterparts, each of which, when so executed, shall be deemed an original, but all such counterparts shall constitute but one and the same agreement. This Agreement shall become effective as of the date first written above upon the execution of a counterpart by the Bank and the Borrower and by delivery thereof, or notice of such execution, to the Borrower and the Bank.

          23. AMENDMENT OR WAIVER OF AGREEMENT. No amendment or waiver of any provision of this Agreement, and no consent with respect to any departure by the Borrower shall be effective unless the same shall be in writing and signed or acknowledged by the Bank, and then any such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given.


          IN WITNESS WHEREOF, the Borrower has caused this Agreement to be duly executed as of the date first above written.

                         "Borrower"

                         THE TODD-AO CORPORATION,
                         a Delaware corporation


                         By: /s/ COBURN T. HASKELL
                         Title: Vice President--Controller

                              CONSENT OF GUARANTORS



          Each of the undersigned, as a Guarantor under its Continuing Guaranty dated as of December 2, 1994, hereby consents to the foregoing First Amendment to Credit Agreement and confirms that its Continuing Guaranty remains in full force and effect after giving effect thereto.


Dated:  March 13, 1995


                                TODD-AO PRODUCTIONS INC.
                                TODD-AO STUDIOS EAST INC.
                                TODD-AO DIGITAL IMAGES
                                TODD-AO VIDEO SERVICES
                                TODD-AO STUDIOS WEST


                                By: /s/ Silas R. Cross
                                    ------------------

                                Title: V-P/TREASURER
                                       -------------

                                      - 1 -